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                                                                  Exhibit 10(27)

Ukrainian and English versions carry equal forces
Ukrainina translation omitted

                                                                        Annex 2a

                         AMENDMENTS OF AND ADDITIONS TO
                      THE AGREEMENT NO 01 OF MARCH 20, 1998
                     ON JOINT INVESTMENT PRODUCTION ACTIVITY
        FOR DEVELOPMENT AND FURTHER EXPLORATION OF THE BUGRUVATIVSK FIELD
                       WITHOUT CREATION OF A LEGAL ENTITY

City of Kyiv
                                                                   August 8 2002

The Participants to the Agreement No 01 of March 20, 1998 on Joint Investment Production Activity for development and further exploration of the Bugruvativsk Field without creation of a legal entity, namely:

      the Open Joint Stock Company "Ukrnafta" (hereinafter referred to as Ukrnafta or "Participant 1"), represented by its Chairman of the Board Mr. Petro Mykolayovych Demchenko, authorized by the Charter, on the one part, the Canadian Company "Lateral Vector Resources Inc." (hereinafter referred to as "LVR" or "Participant 2"), represented by its President and Chief Executive Officer Dr. David Robson, authorized by the Articles of Association, on the other part, and the Closed Joint Stock Company "IPEC" (hereinafter referred to as "IPEC" or "Participant 3"), represented by its Interim Executive Chairman of the Board Mr. Victor Stepanovych Chudnovets, authorized by the Nharter, on the third part who hereinafter shall be referred to individually as "the Participant" and collectively as "the Participants", have agreed that the following amendments and additions be incorporated into the articles and sections of the above mentioned Agreement.

                      1. DEFINITIONS OF FUNDAMENTAL TERMS

a) The definitions of below listed terms shall have the following modified wording:

HYDROCARBONS - shall mean crude oil, gas condensate, petroleum and natural gas.

INCREMENTAL HYDROCARBONS - shall mean a volume of Hydrocarbons produced on the Bugruvativsk field in excess of Base Hydrocarbons as a result of investment activity related to the construction of new wells, rehabilitation of existing wells, stimulation of hydrocarbon recovery and application of modern innovative technologies. The volumes of recovered Incremental Hydrocarbons shall be exempt from payment of certain duties (mandatory payments) in accordance with the Decree of the President of Ukraine No 433/96 of June 17, 1996 "On measures aimed at encouraging investments in the development of oil fields with recovery resistant and depleted deposits" and the Resolution of the Cabinet of Ministers of Ukraine No. 1223 of November 6, 1997 "On approving the list of oil fields with recovery resistant and depleted deposits".

RATED (CALCULATED) HYDROCARBONS FOR A CONTRIBUTED WELL (CONTRIBUTED WELLS) - shall mean the volume of Hydrocarbons which is being produced from a Work Object at a certain moment (the moment of including the Work Object into the Program of Joint Activity or any other moment mutually agreed upon by the Participants) or the volume which may be produced from this Work Object in future adjusted for the natural production decline. This term may also be used with reference to a group of wells categorized as Work Objects.


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INCREMENTAL HYDROCARBONS FOR A CONTRIBUTED WELL (CONTRIBUTED WELLS) - shall mean the volumes of Hydrocarbons which are (or will be) produced from a Work Object (Work Objects) in excess of the Rated Hydrocarbons for a Contributed Well (Contributed Wells). Incremental Hydrocarbons produced in the process of Joint Activity from wells categorized as Work Objects shall be disclosed in the Separate Balance Sheet of Joint Activity and shall constitute Joint Property of the Participants.

INVESTMENTS - shall mean property and monetary Contributions of the Participants.

JOINT INVESTMENT PRODUCTION ACTIVITY (JIPA) - shall mean the joint investment and production activity of the Participants aimed at the achievement of a common business objective and contemplating the administering of common affairs, as determined by the Participants, as well as the covering by the Participants of common losses and expenses, splitting of risks and results of this activity as stipulated by this Agreement having legal force, by the provisions of the Civil Code of Ukraine in respect of joint activity, by the Laws of Ukraine "On Investment Activity", "On Regime of Foreign Investment", "On Taxation of Profit Earned by Enterprises", "On property" and by other Ukrainian legal documents.

JOINT PROPERTY - shall mean monetary funds, tangible and intangible assets pooled by the Participants hereto for the purpose of undertaking Joint Activity, as well as other monetary funds, tangible and intangible assets, created or otherwise acquired as a result of Joint Activity and disclosed in the Separate Balance Sheet of Joint Activity. Joint Property belongs to the Participants hereto by virtue of the right of joint ownership.

ACTUAL PARTICIPATING INTEREST (IN LIEU OF ACTUAL PARTICIPATION) - shall mean the participating interest which a Participant has in the right to a portion of profit payable to the Participants. The Actual Participating Interest which on the Day of fixing the Participating Interest equals or exceeds 20% gives the possessor a right to participate in the management of Joint Activity. The Actual Participating Interest is determined pursuant to Clauses 2.6 and 2.9 hereof.

CONTRIBUTED WELL - shall mean a well categorized as a Work Object.

OPERATOR - shall mean IPEC which is in charge of managing the JIPA and administering common affairs of the Participants through the Executive Directorate included therein. IPEC shall be acting as an Operator based upon the powers of attorney issued by the Participants to it wherein specific individuals
- members of the Executive Directorate (the Executive Director, First Associate Executive Director and Chief Accountant) shall be named as having an exclusive signatory authority for execution of any documents on behalf of the JIPA in person of the Operator, including banking documents. The Executive Directorate Functions on the basis of this Agreement and the Regulations on the Executive Directorate of the JIPA which shall later be approved by the Management Committee. In future, subject to the Participants' mutual consent, the Operator may be replaced.

MANAGEMENT COMMITTEE - shall mean the supreme authority which consists of managers and authorized representatives of the Participants and is authorized to make the decisions in relation to all principal issues of the JIPA as set out in
Article XVII of this Agreement.

b)    The Section shall be expanded to include the following definitions:

DATE OF FIXING THE PARTICIPATING INTEREST - shall mean the 31st of December
2003.

MAJORITY PARTICIPANT - shall mean a Participant whose Actual Participating Interest amounts to not less than 20%.

PARTICIPATING INTEREST - shall be understood as the participating interest which a Participant has in the right to that portion of profit which is retained for reinvestment. At the same time it shall mean the participating interest in Joint Property. Participating Interast is determined pro rata the Investments in accordance with Clause 2.5 of the Agreement beginning from the Dao of Fixing the Participating Interest.



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c)    The definitions of the terms set forth herein below shall be expanded to include the following wordings:

The definition of BASE HYDROCARBONS shall include the second sentence as follows: "For the sake of practical application of provisions of the Resolution No 1223 to the operations on the Bugruvativsk field, Base Hydrocarbons will be distributed among individual wells which existed at the time of approving the aforesaid Resolution (Base Hydrocarbons for Individual Wells)".

The definition of JOINT INVESTMENT PRODUCTION ACTIVITY PROGRAMS shall include the second sentence as follows: Each such Program shall be a document approved according to the procedure determined by Article VII hereof. The Program shall outline the scope of operations to be performed hereunder in the course of the relevant Financial Year, their duration and relevant procedures, and, as the Executive Directorate or the Management Committee may consider appropriate, such other provisions (supplies of equipment and materials, employment of personnel and so on).

d) The names and definitions of the following terms shall be partially modified as follows: In the definition of the term CONTRIBUTION the wording "...and includes Labour Contributions..." shall be deleted and replaced with the wording "...and are disclosed in the Separate Balance Sheet, as well as non-property rights of any Participant which are used in the interests of Joint Activity and which are recognized in advance as a Contribution by other Participants.

The term INVESTMENT ACTIVITY SITES (SITES OF INVESTMENT) shall be renamed as Object, OBJECTS OF THE JOINT INVESTMENT AND PRODUCTION ACTIVITY (INVESTMENT OBJECTS, WORK OBJECTS). In the definition the wording "...Hydrocarbon deposits..." shall be inserted after the word "...means..." The whole definition shall be expanded to include the wording "...as well as objects of exploration for and production of Hydrocarbons located in adjacent areas" after the words "during Joint Investment Production Activity".

The term AGREED BUDGET shall be renamed as AGREED BUDGET (BUDGET).

In the definition of the term JOINT PRODUCTION (JOINT HYDROCARBONS) the wording ((...and are or are deemed Work Objects... )) shall be inserted after the words (( ...to the Joint Investment Production Activity... ))

e) The definitions of the terms Obligations on Investment of Joint Investment Production Activity, Accumulative Contribution, Initial Contribution, Labour Contribution, Planned Participation, Group of Experts shall be deleted.

2. ARTICLE I: GENERAL PROVISIONS

a) In Clause 1.1, Paragraph 3, the wording ((...for development of the Bugruvativsk Field...)) shall be deleted and replaced by the wording ((... on terms of Overall Financial Risk, assumed by Participants 2 and 3, development and exploitation of Work Objects... ))

b) In Clause 1.2, Paragraph 2 shall be expanded to include the wording ((... exclusively on terms of Overall Financial Risk assumed by Participants 2 and 3... )) after the words ((...Joint Investment Production Activity...)).

      In Paragraph 3 the words "...and marketing..." shall be inserted after the wording "...the joint production and economic activity in oil recovery...".

      After Paragraph 3, a new Paragraph shall be inserted as follows:

"- undertaking other business transactions which do not contravene the applicable legislation and contribute to the achievement of the objective set forth in the Agreement"

c) In Clause 1.5 the wording "...exclusively by Participants 2 and 3 primarily by contributing additional funds pro rata their Participating Interests or at the expense of their Joint Property..." shall be inserted after the words "...shall be paid..."



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d) In Clause 1.6 the wording "All Participants are liable in proportion to their
Planned Participation..." shall be deleted and replaced with the wording "Participants 2 and 3 shall be liable pro rata their Participating Interests..."

e) In Clause 1.7 the wording "...damage of Joint Property is borne by the Participants proportionally to their Actual Contributions..." shall be deleted and replaced with the wording "damage of property disclosed in the Separate Balance Sheet shall be borne by Participants 2 and 3 pro rata their Participating Interests."

f) Clause 1.11 shall have the following wording: "The Agreement comes into effect from the date of its signing. The Agreement shall remain valid over the period of 20 (twenty) years with respect to the fulfilment of Joint investment plans and shall be extended for the subsequent period of 5 (five) years, unless each of the Participants gives notice of his objection not less than 12 (twelve) months in advance of the scheduled expiry date. With respect to the industrial and commercial utilization of the JIPA results, the Agreement shall remain valid till the completion of the period of effective exploitation of Work Objects."

g) In Clause 1.12 Item (a) shall have the following wording:

1.12 (a) During the term of this Agreement the Operator will identify the Work Objects as per Clause 2.2 and submit such information for approval of the Management Committee. If the Management Committee cannot agree on some of the proposed Work Objects, they may designate unapproved objects as a High Risk Operation (Operations).

Item 1.12 (b) shall be deleted.

In Item 1.12 (c) the first words " Once evaluated..." shall be deleted.

In Item 1.12 (f) the word "...prior..." shall be inserted after the wording "shall be subject to the".

Item 1.12 (g) shall have the following wording:

1.12 (g) All Joint Production will be sold by the Operator with the proceeds transfered into the Separate Settlement Account. As permitted by Ukrainian law and subject to the prior approval of the Management Committee, the Participants will have the option of taking a portion of the Joint Production in kind pro rata their Actual Participating Interests, provided that the respective share of costs incurred by the JIPA (calculated pro rata their Actual Participating Interests) was fully repaid at the expense of their funds as a purpose oriented cash transfer to the Joint Activity.

3. ARTICLE II. THE SITES OF INVESTMENTS, CONTRIBUTIONS AND THE TERMS OF THEIR PERFORMANCE AND CORRECTION

a) Article II shall be renamed as follows: "ARTICLE II. WORK OBJECTS, PROCEDURES FOR MAKING CONTRIBUTIONS".

b) In Clause 2.1, Paragraph 1, the wording "The Sites of Investment..." shall be replaced by the wording "The Work Objects..."

c) Clauses 2.2 - 2.10 shall have the following wording:

2.2. The list (lists) of Work Objects shall be determined by the unanimous decision of the Management Committee following the submission of a list by the Operator pursuant to Clause 1.12 (a).

2.3. In order to achieve the objective of Joint Activity, the Participants shall make Contributions in the form of Investments and intangible assets in accordance with the legislation of Ukraine.

2.4. Contributions of the Participants to Joint



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Activity shall be scheduled and made pursuant to the provisions of this
Agreement, JIPA Program and Agreed Budgets of Joint Activity. It is recognised and agreed by the Participants that LVR shall have an option (and not an obligation) to financially participate in Joint Activity and LVR may exercise that option at any time prior to the Day of Fixing the Participating Interest by paying the sums required pursuant to Clause 2.5. In the event LVR chooses not to exercise the option to financially participate in the JIPA, it shall have no investment or other obligations nor bear any liability before either Participant 1 or Participant 3.

2.5. The Participants preliminary agree that the investment into the Joint Activity shall be made pursuant to the following ratio:

                Participant 2:  50%
                Participant 3:  50%.

Participant 3 shall begin investing not later than September 30, 2002, and over the period of twelve months shall invest monetary funds in the amount required for the construction of two new wells which is approximately equal to US $3,000,000 (three million US dollars). In the course of the first three months an amount equal to US $1,000,000 (one million US dollars) shall be invested.

      Subject to Participant 2 exercising its option to participate hereunder, Participant 2 shall over the period from September 30, 2003 to the Day of Fixing the Participating Interest, be entitled, but not obligated to, invest the amount equivalent to the Contribution made by Participant 3, or any smaller amount at its sole discretion.

      Ultimately Participating Interests of the Participants determined for splitting the portion of profit earmarked for reinvestment and other purposes contemplated hereunder shall be determined on the Day of Fixing the Participating Interests according to the ratio of actual Investments made by the Participants.

      Further investment shall be made by the Participants pro rata such Participating Interests determined on the Day of Fixing the Participating Interests. This ratio shall not be modified other than by a decision of the Management Committee in cases specified in Section 2.9 hereof.

2.6. The OJSC "Ukrnafta" shall make its Contribution in the form of intangible assets (license rights, rights to use land, rights to use geological and engineering-technological information etc.) which are necessary to implement the conditions hereof. In consideration of this Contribution Ukrnafta shall have the right to the Actual Participating Interest equal to 25%.

      If a joint decision of the Participants designates as Work Objects existing wells constituting the property of OJSC "Ukrnafta", the assignment of right to use this property shall be formalized under a separate agreement between Participant 3 (Executive Directorate) and NGVU "Okhtyrkanaftogaz" (NGVU stands for Oil and Gas Production Directorate) which is a subsidiary of Participant 1 (hereinafter referred to as NGVU).

      The Actual Participating Interests of Participants 2 and 3 shall be determined by multiplying by the factor 0.75 the ultimate Participating Interests of Participants 2 and 3 as calculated on the Day of Fixing the Participating Interest pursuant to Clause 2.5.

2.7. The procedure and timing of making a specified portion of the Investment shall be determined by the JIPA Programs.

2.8. The Investments into the Joint Activity shall be made in accordance with the JIPA Program and Agreed Budget of Joint Activity. The Participants agree that the approved Programs and Budgets of Joint Activity shall be deemed Annexes attached hereto and therefore must be executed by all Participants to this Agreement.

2.9. In the course of approving the Work Program and Budget of Joint Activity for a specified Financial Year, the Management Committee shall take into account that either Participants 2 or 3 is unable to make any Contribution in the required amount. At the same time, the Management Committee may agree that the ensuing financing deficit should be covered by another Participant. In this case, adequate adjustments will be reflected during the approval of the Agreed Budget for this respective period.

      If in the course of Joint Activity one of the Participants is unable to finance the expenditures contemplated by the Budget of Joint Activity for the relevant Financial Year, he shall give prompt notice thereof to the other Participants. The other Participant 2 or 3 shall within 30 days state his willingness or



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unwillingness to cover the deficit and the tentative time schedule for financing the costs which were not covered by another Participant. Within the next 15 days the Participants 2 and 3 shall reach a consensus on this matter and convoke an extraordinary meeting of the Management Committee to examine the issue of amending the Program and Budget of Joint Activity for the current year.

      Under the above mentioned circumstances, Participating Interests and Actual Participating Interests of Participants 2 and 3 shall be accordingly adjusted to reflect the Contribution of the Participants actually made. Any such adjustment shall be made in accordance with the provisions of paragraphs 2.5 and
2.6 and shall be approved in writing and shall be binding on the Participants.

..

2.10. For the purpose of determining Participating Interests of the Participants, the conversion of Investments of Participant 2 denominated in foreign currency, into Ukrainian currency shall be made at an average exchange rate calculated over the period of making investments by Participant 3. The procedure for such calculation shall be agreed upon in writing by the Participants 2 and 3 later.

4. ARTICLE III. LICENSES FOR COMMERCIAL DEVELOPMENT OF THE BUGRUVATIVSK FIELD AND FOR EXPLORATION OF ITS AREA

a) Clause 3.1 shall have the following wording:

3.1. Participant 1 possesses the rights to undertake the development of the Bugruvativsk oil field. With respect to the Bugruvativsk oil field, Participant 1 uses his license and other rights by way of pursuing Joint Activity.

      Being a license holder, Participant 1 will keep geological (balance sheet) records and prepare relevant statistical reporting within the scope of overall records and reporting prepared by the respective NGVU all in accordance with Ukrainian law. Participant 1 will also elaborate plans of the aggregate Hydrocarbon production on the scale of NGVU, taking into account the volume of Hydrocarbon recovery under this Agreement.

5. ARTICLE IV. ARRANGEMENT OF WORKS FOR PRODUCTION OF HYDROCARBONS WITHIN THE BUGRUVATIVSK FIELD

      a) Article IV shall have the following wording:

ARTICLE IV. ORGANIZATIONAL ISSUES OF THE DEVELOPMENT OF THE BUGRUVATIVSK FIELD

4.1. On assignment of all the Participants, Participant 3 represented by members of the Executive Directorate of Joint Activity to be established in accordance with the provisions of Article XVII of the Agreement will independently or by involving contractors undertake organizational and practical activities on Work Objects in accordance with the JIPA Program, and will conduct operations aimed at producing Hydrocarbons on these Work Objects. The exploitation of Wells categorized as Work Objects will be undertaken within comprehensive operations conducted on the field pursuant to the approved project documents.

With reference to Work Objects IPEC shall be deemed Operator as it is traditionally understood in international oil and gas business. The replacement of the Operator may take place on the decision of the Management Committee in the following cases: (1) the withdrawal of IPEC from the Agreement or (2) the admission by the Participants of the necessity to replace the Operator.

4.2. For the benefit of all Participants and in accordance with the provisions of this Agreement, the Operator shall utilize Joint Property, the property belonging to Participant 3 by virtue of the exclusive right of ownership, as well as the property temporarily made available by other Participants hereof or by any other physical or legal entities.

4.3. The Participants shall jointly ensure that there is a comprehensive co-ordination of all operations carried out on the Bugruvativsk Field aimed at the development of the field under agreed conditions so that existing wells will be divided into those



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categorized as Work Objects where Joint Activity will be undertaken and the remaining wells which are and will be exploited independently by NGVU.

      In an effort to achieve an efficient co-ordination of the field development and taking into consideration the provisions of the License No 1511 of July 28, 1998, the Participants agree that beginning from September 30, 2002, the drilling of new wells, rehabilitation of abandoned wells and re-entries from existing wells on the Bugruvativsk Field shall be either conducted under the agreement on Joint Activity or shall be deemed High Risk Operations as contemplated by Article IX hereof.

4.4. Throughout the term of this Agreement, decisions concerning the appointment of contractors shall be made by the Operator.

4.5. Only the operations envisaged by the Program of Joint Activity may be undertaken on Work Objects.


6. ARTICLE VI. RESPONSIBILITIES OF THE PARTICIPANTS

a) The Article VI shall be renamed as follows:

ARTICLE VI. GENERAL OBLIGATIONS AND SPECIFIC COMMITMENTS OF THE PARTICIPANTS

b) Clause 6.1.3 shall have the following wording:

6.1.3. Not to disclose information or data made available to the Participants in connection with the conduct of the JIPA, including information on discussions and decisions made by the Operator which shall be deemed confidential information and shall be kept as provided for in Article XX of the Agreement except for cases stipulated by the legislation.

c) In Clause 6.2.3. the word((...wells...))shall be inserted after the words ((To use the existing)).

d) Article VI shall be expanded to include Clause 6.2.6 as follows:

6.2.6. The managers of NGVU shall be authorized to sign agreements with the Operator pertaining to rendering services related to the exploitation of Work Objects, assignment agreements aimed at performing work or specified functions.

a) Clause 6.3.1 shall have the following wording:

6.3.1. To employ within its infrastructure the members of the Executive Directorate of Joint Activity through whom IPEC will perform the functions of the Operator in conducting the development of the Bugruvativsk Field, including maintenance of records of Joint Property, conclusion of agreements related to the implementation of Joint Activity, as well as technically competent and safe conduct of operations in the framework of the JIPA. All such activity shall be undertaken pursuant to the JIPA Program.

      The Operator will, in carrying out its functions, ensure that the Participants can exercise their rights under Article V of the Agreement and will co-operate with the Participants in that regard. Unless otherwise is specifically agreed by a special unanimous resolution of the Management Committee, IPEC shall during the effective term of this Agreement perform the accounting of the JIPA in accordance with the Ukrainian National Accounting Standards and also with internationally accepted accounting rules. Clauses 6.3.3 and 6.4.1 shall be deleted.

7. ARTICLE VII. JOINT ACTIVITY PROGRAM AND ITS FINANCING

a) Clauses 7.1, 7.4, 7.5, 7.6 and 7.9 of Article VII shall have the following wording:

7.1. Joint economic objectives and ways of their realization shall be outlined in the Programs and Budget of Joint Activity. The Programs shall be prepared by the Operator for each Financial Year in the first instance and submitted to the Management Committee for approval not less than 1.5 months prior to the commencement of each Financial Year.



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      The Program and Budget of Joint Activity shall be elaborated by the
Operator with the participation of competent experts representing all the Participants.

     Each Program of Joint Activity shall include the following items:

      -volumes of drilling in a breakdown by areas and Work Objects;
      -volumes of geological exploration;
      -calculation of volumes of production and sales of products and services; -volumes of preparatory operations;
      -volumes of workover and rehabilitating operations;
      and such other matters as any member of the Management Committee considers appropriate from time to time.

      The Budget of Joint Activity shall include the following items:

      -volumes of financing Joint Activity from the Contributions made by the Participants;
      -estimated incomes derived from Joint Activity;
      -estimated profit and loss;
      -estimated current expenses;
      -estimated tax liabilities;
      -allocation of profit;
      -consolidated balance sheet of revenues and expenses and cash flows for the relevant period.

7.4. Should the Management Committee fail to agree on specified Work Objects or operations which the Executive Directorate or any Participant suggest to include into the Work Program, such operations may be categorized as High Risk Operations as per Article IX hereof.

7.5. The Participants shall have no right to conduct new operations which are not contemplated by the JIPA Programs and not categorized as High Risk Operations after the 30th of September 2002.

7.6. Financing requirements connected with the conduct of drilling or workover operations and other operations shall be covered at the expense of monetary contributions (Investments) of the Participants including reinvestment of profits earned from Joint Activity.

      Financing requirements connected with the production of oil and gas (current expenditures) at the initial stage of the activity hereunder shall be covered at the expense of monetary funds contributed by the Participants to the Separate Balance Sheet, and subsequently at the expense of proceeds derived from the sales of products of the JIPA.

      The payment of a portion of profit to the Participants shall be made only after the provision of sufficient funds for the implementation of the JIPA Program (reinvestment). Should such provision prove to be insufficient, Participants 2 and 3 shall make additional Contributions.

7.9. The performance of the Joint Activity Program and the Agreed Budget and use of the Joint Property by the Operator is controlled by the Management Committee which analyses the results of activity for every six months. The Operator shall produce and deliver to the Participants such information including without limitation financial information and reports as any Participant may reasonably request from time to time.

b) Clause 7.8. In the second sentence the wording((...in accordance with provisions of Clauses 2.6 and 2.7...))shall be replaced by the wording:((...in accordance with the provisions of Clause 2.5 hereof...)).



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In the last sentence of Clause 7.8 the wording "...as it provided for in Clause
2.8 of this Agreement" shall be replaced by the wording "...as provided for in Clause 2.9 hereof".

c) Clauses 7.9, 7.10 and 7.11 shall be deleted.

8. ARTICLE VIII. COMMERCIAL DEVELOPMENT PROJECT OF THE BUGRUVATIVSK FIELD

a) In Clause 8.1 the wording "...a copy of which has been produced to the Participants..." shall be inserted after the words "at the moment of the effective date" and the wording "...at the expense of funds envisaged by the Budget of Joint Activity..." shall be inserted after the word "Operator".

9. ARTICLE IX. HIGH RISK OPERATIONS

a) Article IX shall have the following wording:

9.1. For the purposes of this Agreement High Risk Operations (hereinafter referred to as HRO) shall mean specified projects or operations on the Bugruvativsk Field connected with capital expenses which are undertaken independently by several or one Participant hereto because the Management Committee did not unanimously include such projects or operations in the Program of Joint Activity.

9.2. High Risk Operation may include:

      -drilling exploratory and development wells;

      -rehabilitation of previously abandoned wells or drilling directional boreholes from existing wells;

      -workover operations on wells which earlier were categorized as Work Objects and where Joint Activity was undertaken.

and other such operations or activities incidental thereto or to the efficient development of the Bugruvativsk Field.

9.3. High Risk Operations will be conducted by the Participant initiating the relevant operations (specified Participants) and will be financed by him (them) at his (their) sole risk.

9.3.1. If the Participants hereto who did not take part in the HRO admit that such HRO is a success, the relevant HRO shall be transferred over to the Joint Activity and shall be deemed a Work Object. In this case the Participant (Participants) who took part in HRO shall be paid from the Separate Balance Sheet of Joint Activity an amount two times greater than the actual costs he
(they) incurred in conducting HRO.

9.3.2. If the Participants hereto who did not take part in the HRO decide that such HRO is not a success the well or other operations which underwent this operation may be used for the production of Incremental Hydrocarbons, the following procedure shall apply:

      - if inefficient HRO was undertaken by Participants 2 and 3, the respective well will be turned over to joint exploitation, whereas the profit earned from the sales of Incremental Hydrocarbons will be paid exclusively to these Participants; all further workover operations on this well will be conducted as HRO at the expense of these Participants;

      - if inefficient HRO was undertaken by Participant 1, the respective well will be used by Participant 1 independently beyond the framework of this Agreement.



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9.3.3. Wells which underwent HRO and which cannot be used for the production of
Incremental Hydrocarbons shall be abandoned, as the need may be, at the expense of the Participant (Participants) who undertook HRO.

9.4. The procedures for identifying and conducting HRO, the relationship between the Participants including the mutual submission of information on HRO, the maintenance of records and preparation of reports on financial, geological, engineering and technological results of HRO shall be specified in the ((Regulations on HRO)) which will be worked out by the Operator and approved by the Management Committee prior to the 31st of September 2002.

10. ARTICLE X. BASE AND INCREMENTAL HYDROCARBONS

a) Clause 10.1 shall be expanded to include the following wording:

"Incremental Hydrocarbons shall constitute the difference between the total volume of Hydrocarbons produced on the Bugruvativsk Field and Base Hydrocarbons. The production of Incremental Hydrocarbons shall be the result of investment activity connected with the construction of new wells and rehabilitation of existing wells, optimization of Hydrocarbon recovery and the application of innovative technologies. Such production of Incremental Hydrocarbons shall be conducted under this Agreement, on the one part, and independently by OJSC "Ukrnafta" (NGVU), on the other part. The volume of recovered Incremental Hydrocarbons shall be exempt from payment of specified duties (mandatory payments) under the Decree of the President of Ukraine No 433/96 of June 17, 1996 "On measures aimed at encouraging investments in the development of oil fields with recovery resistant and depleted deposits" and the Resolution of the Cabinet of Ministers of Ukraine No. 1223 of 6 November 1997 " On approving the list of oil fields with recovery resistant and depleted deposits".

b) Clause 10.2 shall have the following wording:

10.2. Considering that the production of Hydrocarbons on the Bugruvativsk field shall be conducted simultaneously along two guidelines, namely (1) under the JIPA Agreement and (2) independently by NGVU, the Participants agreed upon the following scheme of computing Base and Incremental Hydrocarbons for the purpose of calculating the amounts of taxes and duties (mandatory payments):

10.2.1. The Participants shall make calculations of annual and monthly Base Hydrocarbons (crude oil) with reference to each of the wells which were operational on the date of the approval of the Resolution of the Cabinet of Ministers of Ukraine No. 1223 of 6 November 1997 "On approving the list of oil fields with recovery resistant and depleted deposits" in such a way that the aggregate oil production from separate wells should coincide with the approved volume of Base Hydrocarbons.

10.2.2. With respect to the wells exploited in the framework of the JIPA as Work Objects, the aggregate volume of Base Hydrocarbons (crude oil) will be determined on a monthly basis. As this takes place, the downtime of certain wells categorized as Work Objects shall not influence the volume of Base Hydrocarbons for this group of wells.

10.2.3. With respect to the wells which are not used as Work Objects, an aggregate volume of Base Hydrocarbons (crude oil) will be determined for this latter group of wells. For this purpose the annual volume of Base Hydrocarbons specified in the above mentioned Resolution shall be divided by 12. After that, the aggregate volume of Base Hydrocarbons determined as per item 10.2.2 above shall be deducted from the quotient referred to herein.

10.2.4. The calculation of Incremental Hydrocarbons shall be made separately for the group of wells categorized as Work Objects and for the group of wells exploited by NGVU.

c) Clause 10.3 shall be expanded to include the following wording:

"If the aggregate volume of Rated Hydrocarbons produced from wells categorized as Work Objects and the actual production from the wells exploited beyond the JIPA framework, totals less than the approved volume of Base Hydrocarbons for the Bugruvativsk field as a whole, taxes, duties and fees chargeable only to Base Hydrocarbons shall be paid from a Separate Settlement Account and shall be disclosed in the Balance Sheet of Joint Activity. The distribution of profit among the Participants shall be adequately adjusted due to this circumstance".

11. ARTICLE XI. DISTRIBUTION OF HYDROCARBONS

Clauses 11.1 - 11.5 shall have the following wording:

11.1 Oil and Gas produced in the Bugruvativsk field shall be divided into Hydrocarbons belonging to Ukrnafta and Hydrocarbons produced as a result of Joint Activity which belong to the Participants to be distributed in accordance with the provisions of the Agreement.

11.2 Hydrocarbons belonging to Ukrnafta are deemed to be actual volumes of production of oil and gas from the wells which are not Work Objects and Rated (Calculated) Hydrocarbons for Contributed Wells turned over to the Joint Investment Production Activity. These Hydrocarbons are property of Ukrnafta and are not the Product of the Joint Production under this Agreement.

11.3 Calculated Hydrocarbons for Contributed Well in form of oil shall be calculated at the moment of transfer of such wells to the Joint Investment Production Activity. Estimates shall be made by representatives of the Participants or by an independent research organization which will be agreed upon by the Participants. The Calculated Hydrocarbons of Contributed Wells in form of casing-head gas will be defined during process of exploitation of such wells based on the Calculated Hydrocarbons in form of oil and actual gas factors.

11.4. Incremental Hydrocarbons of Contributed Wells, i.e. volumes of oil and gas produced on Work Objects in excess of Hydrocarbons of Ukrnafta, shall constitute Joint Production and shall belong to the Participants to be dealt with in accordance with the provisions of this Agreement. Joint Production shall be disclosed in the Separate Balance Sheet.

11.5 The Participants will prepare and agree detailed procedures to (1) measure the volume of Hydrocarbons produced at the Bugruvativsk Field and (2) allocate Hydrocarbons between (i) Hydrocarbons of Ukrnafta and (ii) Hydrocarbons of the Joint Production.

Clauses 11.6 and 11.7 shall be deleted.

12. ARTICLE XII. ACCOUNTING OF PROPERTY, OPERATIONS ON THE JOINT INVESTMENT PRODUCTION ACTIVITY, THE EXPENDITURES FOR ITS FULFILLMENT AND PRODUCTION RESULTS

a) Article XII shall be renamed as follows: ARTICLE XII. ACCOUNTING TREATMENT OF PROPERTY, REVENUES, EXPENSES AND TRANSACTIONS REALIZED IN THE FRAMEWORK OF JIPA, FINANCIAL STATEMENTS

b) Clauses 12.1 - 12.6 shall have the following wording:

12.1. The accounting treatment of monetary funds and property pooled by the Participants in view of undertaking the JIPA as well as property created in the process of such activity, commercial transactions, expenses incurred in the conduct of Joint Activity along with the taxation accountancy and the preparation of requisite taxation statements shall be performed by Participant 3 through the Executive Directorate of Joint Activity.

12.2. Joint Activity shall derive revenues:

      - from the sales of Hydrocarbons (which will be disclosed in the Separate Balance Sheet of Joint Activity - Jointly Produced Hydrocarbons pursuant to Article XI hereof);

      - from other commercial transactions: from sales of other commodities, work and services which may be sold to the third parties in the process of Joint Activity; from transactions other than sales etc.

12.3. The expenses incurred in conducting Joint Activity are divided into two portions:

      - all expenses incurred during the investment phase of Joint Activity including capital construction, acquisition of equipment etc.;

      - current expenses incurred during the phase of production and commercial activity.

12.4. For the purposes of Joint Activity separate Accounts will be opened with Ukrainian banks (namely a settlement account in Ukrainian currency and an account in foreign currency). All monetary transactions in the framework of Joint Activity shall be undertaken via these accounts.

12.5. Quarterly, the profits of the Joint Investment Production Activity will be calculated in accordance with Ukrainian law and paid out as follows in accordance with Article XIV of the Agreement:

            (a)   sales of the Joint Production and other income:
            (i) less taxes, royalties, and other expenses to be charged against the Joint Property pursuant to the provisions of this Agreement;

            (ii) less any amount earmarked for re-investment or any other purpose in accordance with this Agreement and/or JIPA Program and Budget;

      The remaining funds shall be paid (unless it is otherwise agreed to retain part of the profits for reinvestment) on a quarterly basis to the Participants in accordance with the provisions of Article XIV and the requirements of Ukrainian law. The Participants may on request in writing to the Operator and by agreement of all the Majority Participants having voting rights in the Management Committee, take a portion of the Joint Production in kind equal to the Participant's Actual Participating Interest provided that the Participant paid a corresponding part of the expenses charged to date to the Joint Property. In such event the Participant may sell its portion of the Joint Production on either domestic or international markets.

c)    Clause 12.6 shall be deleted.

d)    The former Clause 12.7 shall have the following wording:

12.6. The Participants of the Joint Investment Production Activity have the right of inspection of all accounting documents on the Joint Investment Production Activity by means of audits conducted by independent auditing institutions. Planned audits shall be carried out no less than once a year and shall be paid from the Budget of Joint Activity. Other audits shall be paid by their initiators.

13. ARTICLE XIII. TAXES AND PAYMENTS TO THE STATE BUDGET

a) In Clause 13.1 the wording "of the Joint Activity" shall be inserted after the words "Total Expenses".


14. ARTICLE XIV. DISTRIBUTION OF PROFITS

a) Article XIV shall have the following wording:

14.1. Property and monetary funds contributed by the Participants to the Separate Balance Sheet, as well as property and funds earned or acquired in the course of Joint Activity and disclosed in the Separate Balance Sheet constitute Joint Property of the Participants.

14.2. The profits earned from Joint Activity shall be used by the Participants as follows:

      -     profit earmarked for reinvestment;

      -     profit payable (transferable) to the Participants.

14.2.1. The profit earmarked for reinvestment in accordance with this Agreement, shall be allocated among the Participants prorata their Participating Interests as defined in Paragraph 2.5 hereof. There shall be no payment of profit earmarked for reinvestment

14.2.2. The profit payable (transferable) to the Participants pursuant to the decision of the Management Committee, shall be distributed among them as follows:

      - Participant 1 shall be allocated 25% of the amount payable to the Participants;.

      - the remainder, i.e. 75% of the amount payable to the Participants (The `Balance') shall be allocated to Participants 2 and 3 on the following basis

i) there shall be paid to Participant 3 a management fee equal to either (a) 11% of the Balance where the average net oil price received by the Operator for Joint Production in the relevant period was less than US $14 per barrel; or (b) 12% of the Balance where the average net oil price received by the Operator for Joint Production was US $14 per barrel or more in the relevant period;

ii) there shall be paid to Participant 2, regardless of whether it exercises its option of financial participation in the JIPA in accordance with Item
      2.4 herein, a project fee (in recognition of LVR's efforts in conducting a feasibility study, working out an investment project and other documentation, preparation and signing of the Agreement) equal to either
      (a) 4% of the Balance where the average net oil price received by the Operator for Joint Production in the relevant period was less than US $14 per barrel; or (b) 3% of the Balance where the average net oil price received by the Operator for Joint Production was US $14 per barrel or more in the relevant period;

iii) the remainder of the Balance (being 85% of the Balance) shall be shared according to the Actual Participating Interest of Participants 2 and 3.

The average net oil price shall be deemed the average EX WORK price in accordance with INCOTERMS 2000 for crude stock tank oil pursuant to the standard GOST 99650-76 which is gathered in the Operator's tanks in the process of its recovery and primary treatment (dehydration, salt removal and degassing) prior to its delivery to the buyer (buyers).

14.3. The profit earned from Joint Activity (or Hydrocarbons in cases contemplated by the legislation) shall be distributed by the Participants every quarter. The decisions of the Management Committee shall specify both the portions of the profit to be reinvested by the Participants in further advancement of Joint Activity and the portions to be paid (transfered) or to be turned over (in case of Hydrocarbons) to the Participants.

14.4. In case of production sharing among the Participants ratios and schemes similar to the above mentioned ones for the distribution of profit will be used. In such cases each Participant may sell his share of Joint Production on the domestic or international market.

15. ARTICLE XV. SALE OF JOINT PRODUCTION

a)    Clause 15.1 shall be expanded to include the wording:

All oil sales contracts of Joint Production will be signed by the Executive Director and the First Associate Executive Director unless otherwise agreed by the Management Committee.

b) In Clause 15.2 the word "operations" shall be replaced by the word
"purchases".


16. ARTICLE XVI. THE ORDER OF CONDUCTING THE JOINT INVESTMENT PRODUCTION
ACTIVITY


      a) Article XVI shall have the following wording:

ARTICLE XVI. PROCEDURES FOR ADMINISTERING COMMON AFFAIRS AND MANAGEMENT OF JOINT INVESTMENT PRODUCTION ACTIVITY

16.1. The day to day administration of common affairs pertaining to the implementation hereof and representation in dealing with third parties shall be undertaken by Participant 3 in accordance with the provisions of this Agreement and such regulations as may be agreed by the Participants from time to time.

16.2. In order to secure the administering of common affairs, an executive body (a separate unit) called the Executive Directorate of Joint Activity will be formed within the organizational framework of Participant 3 on whose behalf common affairs will be administered. The functioning of this Directorate will be governed by Regulations approved by the Management Committee. These Regulations will only be amended with the prior approval of all the Participants. Senior executive officers of this Executive Directorate (Executive Director, First Associate Executive Director and Chief Accountant) will be appointed by the written decision of the Management Committee according to the procedure specified in Article XVII hereof and will be employed by Participant 3.

16.3. The Executive Director shall form the Executive Directorate in accordance with the relevant decisions of the Management Committee.

      The procedures for the formation and functioning of the Executive Directorate, rights and obligations of the Executive Director, First Associate Executive Director and Chief Accountant shall be specified in the Regulations approved by the Management Committee.

16.4. The rights and obligations of Participant 3 who is assigned the administering of common affairs shall be determined in the Power(-s) of Attorney for administering common affairs which shall be issued in accordance with the legislation of Ukraine and signed by the Participants and wherein specific individuals - members of the Executive Directorate (the Executive Director, First Associate Executive Director and Chief Accountant) shall be named as having an exclusive signatory authority for execution of any documents on behalf of the JIPA in person of the Operator, including banking documents.

16.5. Participant 3 through the members of the Executive Directorate of Joint Activity shall conclude agreements connected with the conduct of the JIPA in accordance with the proper implementation of the Work Programme and Agreed Budget and the instructions of the Management Committee from time to time. The Executive Directorate will conclude assignment agreements with NGVU envisaging the fulfilment of specified functions in the framework of Joint Activity. Specifically, based upon assignment agreements, NGDU will perform certain functions of a client in ordering the drilling of new wells.

17. ARTICLE XVII. MANAGEMENT COMMITTEE

a) Article XVII shall have the following wording:

17.1. The management of Joint Activity shall be conducted pursuant to the Provisions of this Agreement and on the basis of decisions adopted jointly by the Participants through the Management Committee which was created and is currently operating hereunder.

17.2. At the initial stage of Joint Activity which comes to an end on the Day of Fixing the Participating Interest, the Management Committee shall consist of the representatives of all the Participants (up to 3 persons from each Participant). In voting the decisions each Participant shall have one vote in the Management Committee.

      During the next period following the Day of Fixing the Participating Interest, the Management Committee shall consist of the representatives of all the Majority Participants (up to 3 persons from each Majority Participant). In voting the decisions each Majority Participant shall have one vote in the Management Committee. The other Participants which were not qualified as Majority Participants, shall have the right to send their observers with no voting rights to the meetings of the Management Committee.

17.3. Each Participant having voting rights in the Management Committee shall designate an Authorized Person selected from among his representatives. Authorized Persons shall have the right to exercise his appointing Participant's vote and to vote on issues connected with the implementation of this Agreement. Authorized Persons shall have the right to sign on behalf of such Participant the decisions adopted by the Management Committee.

17.4. Meetings of the Management Committee shall be deemed legitimate (competent) if Authorized Persons of all the Participants are present. However, if due to the absence of the Authorized Person of one of the Participants a meeting of the Management Committee failed to be held on three subsequent occasions over 45 days, then provided that not less than 7 days notice of each meeting has been given to all Participants the next meeting shall be deemed legitimate in the absence of the Authorized Person of this Participant.

      Decisions properly adopted by the Management Committee shall be deemed common decisions of the Participants. Decisions on all issues (except for cases specified in Clause 17.12 hereof) shall be deemed adopted if adopted unanimously by the Participants.

17.5. Decisions adopted by the Management Committee shall be signed by the Authorized Persons on behalf of each Participant having voting rights.

17.6. Should the composition of the Participants to the Agreement change, the composition of the members of the Management Committee shall be changed so that each Majority Participant has representation on the Management Committee and a vote on decisions.

17.7. The Participants shall elect the Chairman of the Management Committee for a period of one year. The Management Committee shall be chaired on a rotation basis with the interval of one year by representatives of each of the Majority Participants. The first chairman shall be elected from the representatives of Participant 1. If on the Day of Fixing the Participating Interest Participants 2 and 3 have Actual Participating Interests permitting to qualify them as Majority Participants, the election of the Chairman of the Management Committee will proceed as follows: the second chairman shall be elected from the representatives of Participant _, and the third chairman shall be elected from the representatives of Participant _.

      The Chairman of the Management Committee shall be under the obligation to organize and to chair the meetings of the Management Committee and to control the implementation of decisions adopted by the Committee.

17.8. Meetings of the Management Committee shall be held once a quarter. Not less than 21 days' notice shall be given of each meeting and all papers, together with an agenda will be distributed not less than 7 days in advance. Extraordinary meetings may be convoked at the request of any Participant, Executive Director or First Associate Executive Director of Joint Activity.

17.9. The Management Committee shall adopt decisions on the following issues of Joint Activity:

      - approval of regulations on the executive body which will secure the administering of common affairs (Executive Directorate of Joint Activity);

      - appointment of senior officers of the executive body: Executive Director of Joint Activity, First Associate Executive Director and Chief Accountant);

      - approval of procedures of the utilization of Joint Property, including the provisions for the sale of production and services;

      -     approval of Programs and Budgets of Joint Activity;

      - reinvestment in Joint Activity of funds attributable to the Partners as a result of undertaking the JIPA;

      - approval of draft agreements having principal significance for pursuing Joint Activity. The Management Committee shall adopt a special decision stipulating the procedure and the cases where the Executive Directorate shall be under the obligation to seek a consent of the Management Committee with respect to some categories of agreements;

      - adoption of any decisions on issues which were regulated earlier by the provisions of this Agreement (concerning the organization of Joint Activity, administering of Common Affairs, distribution of profit etc.) and which will entail the amendment of such provisions.

            Decisions of the Management Committee concerning the approval of provisions regulating the administering of Joint Activity, the procedures for the use of property, Programs and Budgets of Joint Activity, reinvestment of funds as well as on issues which were previously regulated by this Agreement, shall be deemed Annexes hereto;.

      - such other matters as any Participant considers appropriate from time to time.

17.10. Procedures for the creation and functioning of the Management Committee shall be addressed in more detail in the regulations on management bodies which will be approved by all the Participants.

17.11. The Executive Director of Joint Activity, First Associate Executive Director and Chief Accountant shall be deemed validly appointed if:

a) during the initial period of Joint Activity which comes to an end on the Day of Fixing the Participating Interest, 100% of the Participants' votes were in favour of appointing each one of them;

b) during the next period of Joint Activity following the Day of Fixing the Participating Interest, 100% of the Majority Participants' votes were in favour of appointing each one of them.

The Participants (in the case a) and Majority Participants (in the case b) have the right to suggest the candidacies of the Executive Director, First Associate Executive Director and Chief Accountant.

      In the case a) and in the case b) provided that Participants 2 and 3 fulfil the requirements permitting to qualify them as Majority Participants, the suggestion of the above mentioned candidacies shall proceed as follows: the candidacy of the Executive Director will be suggested by Participant 3, the candidacy of the First Associate Executive Director will be suggested by Participant 2, and the candidacy of the Chief Accountant will be suggested by Participant 1.

17.12. The resignation (or dismissal) of the Executive Director, First Associate Executive Director and/or Chief Accountant shall take place if, in accordance with a resolution to remove such member of the Executive Directorate he does not secure the unanimous approval of the Management Committee.

18. ARTICLE XVIII. RIGHTS' ASSIGNMENT AND SUCCESSION

a) Clause 18.3 shall have the following wording:

18.3 If any Participant ceases its participation in the Joint Investment Production Activity due to its liquidation or re-organisation, its rights and liabilities under this Agreement shall pass to an official successor, provided the rights of the latter are legally confirmed. As far as LVR shall be organised into (( Lateral Vector Resources Ltd. )) (Cyprus or some other jurisdiction) then the latter becomes a successor of all the rights and duties since its reorganisation.

19. ARTICLE XXI. MUTUAL RESPONSIBILITY OF THE PARTICIPANTS AND RESOLUTION OF DISPUTES


a)    Clause 21.1 shall have the following wording:


21.1. Each Participant shall incur pecuniary liability to the other Participants for failure to fulfil or for inappropriate fulfilment of the provisions hereof, and his obligations if such actions were not occasioned by Force Majeure events and if they caused direct damage to the other Participants and resulted in the loss of profit which these Participants would have earned if the provisions hereof had been duly fulfilled (the lost profit).

The compensation of direct damages and reimbursement of the lost profit hereunder shall be made subject to the following conditions.

If the failure on the part of any Participant or several Participants to fulfil his or their obligations hereunder or execute lawful decisions of the Management Committee and / or other practical acts caused the suspension of the Agreement and made impossible further conduct of Joint Activity which entailed the termination hereof, the direct damages incurred by the Participant who suffered the loss and who is seeking the compensation shall be determined as the aggregate of investments of this Participant multiplied by the inflation index over the period which elapsed since the actual date of investments. The calculation of the lost profit shall be determined by multiplying the average Hydrocarbon production on Work Objects over the period of Joint Activity (but no longer than three latest years) by the average profit earned from the sale of a unit of production over this period, by the Actual Participating Interest of the Participant in whose favour the compensation is to be made, and by the time period which remained outstanding till the initial date of termination hereof.

If failure to fulfil the obligations hereunder, decisions of the Management Committee and / or other practical actions of anyone of the Participants resulted in a partial nonfulfilment or an untimely fulfilment of this Agreement, that is with respect to specified Work Objects, the direct damages incurred by the Participant who suffered the loss and who is seeking the compensation, shall be determined with respect to such Work Objects as the aggregate of investments of this Participant in these Work Objects multiplied by the inflation index over the period which elapsed since the actual date of investments. The amount of investments in a specified Work Object shall be determined as an aggregate of capital expenses incurred in connection with this Object multiplied by the Participating Interest of the respective Participant. Direct damages will not be calculated for Work Objects which will further be used in the framework of Joint Activity. In such cases, the calculation of the lost profit shall be determined by comparison of results which would have been achieved if certain Program measures had been fulfilled in due time, with the actual results which occurred due to nonfulfilment or untimely fulfilment of such measures. The calculation of lost profit shall be made with respect to specified Work Objects (wells) by multiplying the average Hydrocarbon production from this well over the period of Joint Activity (but no longer than the latest three years) by the average profit from the sale of a unit of production over this period, by the Actual Participating Interest of the Participant seeking the compensation and by the time period which remained outstanding till the scheduled date of termination for this Work Object. If the Work Object (the well) was not yet brought into service, calculation is made based on the average flowrate of wells exploited in the framework of this Agreement.

For the purposes of calculating the lost profit, the average profitability of a unit of production shall be determined on the basis of accounting documents adjusted for the inflation index.

All the damages shall be paid to the Participant (Participants) who suffered the loss within 90 days after the date of his (their) written claim against the other Participant (Participants).

In that, the expression of a Participant's opinion when voting in the JIPA management bodies and which opinion is different from that of other Participants, or a Participant's refusal to execute certain documents reflecting the decision it disagrees with, shall not be viewed as actions hindering the performance of the JIPA, unless a Participant's obligation to act in a certain way is specifically set forth in this Agreement and/or applicable Ukrainian legislation.

In witness whereof these Amendments of and Additions to the Agreement No 01 of March 20, 1998 on Joint Investment Production Activity for development and further exploration of the Bugruvativsk Field without creation of a legal entity is signed in Kyiv on the date indicated by the authorized representatives of the Participants to the Agreement in 6 originals in Ukrainian and English, with each original having equal legal force:

JOINT STOCK COMPANY "UKRNAFTA"
Certificate ___________, ZKPU Code ___________
Taxpayer Index _____________________
3-5 Nestorivska by-street, Kyiv 04053, Ukraine
Telephone: 38-044-226-34-22
Fax: 38-044-212-59-22

LATERAL VECTOR RESOURCES INC.
C/O Cox Hanson O'Reilly Matheson
400 Phoenix Square
371 Queen Street
Fredricton
New Brunswick E3B 4Y4
Copy by fax to: Lateral Vector Resources Inc.
Guernsey Office Fax No +44 1481 729982

CLOSED JOINT STOCK COMPANY "IPEC"
Certificate 37503783, ZKPU Code 30057276
Taxpayer Index 300572726103
32 Panfilovtsiv Street, Kyiv 01015, Ukraine
Telephone: 38-044-490-12-09
Fax: 38-044-490-12-94
Settlement account 26000000520000
at Bank Credit Lyonnais Ukraine
MFO 300379






FOR AND ON BEHALF OF OJSC (( UKRNAFTA ))

/s/ D.M. Demchenko_________________________
P.M.Demchenko
Chairman of the Board



FOR AND ON BEHALF OF((LATERAL VECTOR RESOURCES INC.))



/s/ Dr David Robson_________________________
Dr. David Robson
President and Chief Executive Officer



FOR AND ON BEHALF OF CJSC ((IPEC))



/s/ V.S.Chudnovets_________________________
V.S. Chudnovets
Interim Executive Chairman of the Board